SUCCESS ENTERTAINMENT GROUP INCORPORATED

EMPLOYMENT AGREEMENT

Name of Employee (herein "Employee"):	CHANG, SH-HAO (TONY)
Position	Chief Operating Officer ("COO")
Name of Employer(s) (herein "Employer"):	Success Entertainment Group Int'l
Commencement Date:	JANUARY 15, 2018
Salary:	*RMB$45,000 per month +renting RMB$4000*

THIS AGREEMENT is entered into between Success Entertainment Group International Inc., a Nevada Corporation ("Employer" and "SEGN"), and CHANG, SH-HAO Tony ("Employee") for the following purposes and upon the following conditions:

1. ***Employment.*** Employer hereby employs Employee as provided herein and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth.

2. **Term.** This Agreement (the "Initial Agreement") is for a twelve-month period, beginning on January 15, 2018 and continuing until January 15, 2019, provided however that) this Agreement may be terminated by either party in accordance with the terms of Section 5 of this Agreement; or 2) such term of employment may be extended by a subsequent agreement.

3. **Early Termination**. In the event of early termination due to change of ownership, dismissal, or for any other reason other than a reason for cause below, the full contract value will be paid in full on the same day as the Board action. Except as provided in Paragraph 2, "Term," Employer may not terminate this Agreement without cause. Employer may terminate this Agreement at any time with cause if (i) Employee is convicted of the willful and intentional commission of a crime (excluding traffic violations); (ii) in the reasonable judgment of the Board, Employee has materially failed to perform his duties hereunder. In the event of termination for cause, the Employee's pro-rated Annual Salary and other benefits shall be paid through the date of termination, and the Employee shall have no further rights

to compensation or benefits other than as determined by the terms of any applicable plan or program.

4. **Duties**. General. The Executive will perform such duties and services for the Company as may be designated from time to time by the Board of Directors of the Company (the "Board") or the Chief Operating Officer of the Company. The Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board and the Chief Executive Officer of the Company and to carry out the functions typically performed by a Chief Operating Officer. The Executive and the Company further agree that the Executive will also devote time to the business and affairs of the Company's other subsidiary companies (collectively the "Subsidiaries"), that such time and attention to the business and affairs of the Subsidiaries is for the benefit of the Company and in furtherance of the Executive's duties and responsibilities to the Company under this Agreement and applicable law.

5. **Extent of Service**. This is a non-captive and non-exclusive Agreement. Employee will devote as much of his time, attention, and energies to the business of Employer as deemed necessary.

6. **Death or Disability**. The Employee's employment by the Employer pursuant hereto is subject to termination during the Term of this Agreement as follows:

    a. Death. Employee's employment hereunder shall terminate upon his death. In such event, the Employee's annual salary shall be paid through the date of Employee's death. Eligibility for all other benefits shall be determined by the terms of any applicable plan or program.

    b. Disability. The Employer may, by written notice to the Employee, terminate the Employee's employment if, as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been absent from his duties hereunder for sixty consecutive days or for a total of ninety days in any three hundred sixty five day period (the "Disability Period"). In the event of such termination, the Employee shall receive the same benefits payable in the event of death; provided however that if any time during the Term of this Agreement the Employer should adopt a disability policy, the terms of such policy shall govern.

7. **Confidentiality**.

    a. Employee's Duty Regarding Confidential Information. Employee shall regard and preserve as confidential all Confidential Information pertaining to Employer's business. Such Confidential Information shall be deemed confidential whether obtained by Employee by reason of his employment with Employer or before or during the term hereof. Employee shall not, without the prior written consent of Employer, use for his own benefit or purposes, or disclose to others, either during his employment or at any time

thereafter, and except as required in connection with his employment with Employer, any Confidential Information connected with the business developments of Employer. Employee shall not, without such prior written consent, take or retain or copy any Confidential Information of Employer. Employee represents and warrants that Employee has not, before execution of this Agreement, made any disclosures of the type prohibited by this Paragraph 12. Employee shall promptly disclose to Employer all discoveries, improvements, inventions, and ideas, conceived or made by Employee, either by Employee or with others, during Employee's employment hereunder, and which are related to the actual or anticipated business or activities of Employer. All such discoveries, improvements, inventions, and ideas shall automatically be exclusive property of Employer and shall be treated as Confidential Information unless otherwise permitted under this Paragraph 12. Employee shall execute any and all documents that Employer may reasonably request to evidence that such discoveries, improvements, inventions and ideas are the exclusive property of Employer, including, without limitation, assignments of the same.

b. Definition of Confidential Information. As used in this Agreement, the term "Confidential Information" shall mean all business information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by Employer, other than by act or acts of an employee not authorized by Employer to disclose such information, and which relates to any one or more of the aspects of the present or past business of Employer or any of its predecessors, including but not limited to patents and patent applications, inventions and improvements, whether patentable or not, development projects, policies, processes, formulas, techniques, know-how and other facts relating to sales, advertising, franchising, promotions, financial matters, customers, customers' lists, customers' purchases or requirements, licenses and any trade secrets.

8. **Return of Books and Papers.** Upon the termination of Employee's employment with Employer for any reason, Employee shall deliver promptly to Employer all manuals and memoranda; all cost, pricing and other financial data; all customer information; all other written or printed materials which are the property of the Employer (and any copies of them); and all other materials which may contain confidential information relating to the business of Employer that Employee may then have in his possession, whether prepared by Employer or not.

9. **Specific Performance**. Employee acknowledges that a breach of any of the covenants contained in Paragraphs 12 hereof may result in material, irreparable injury to the Employer for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach, any payments remaining under the terms of this Agreement shall cease and the Employer without posting any bond shall be entitled to obtain a

temporary restraining order and a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by Paragraphs 12 hereof or such other relief as may be required to enforce any of the covenants contained in Paragraphs 12 hereof.

10. **Notices.** For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States overnight express mail, or nationally recognized private delivery service on an overnight basis, return receipt requested, postage prepaid.

11. **Waiver of Breach.** The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

12. **Inurement**. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

13. **Representations and Warranties**. The Employee hereby represents and warrants that he is free to enter this Agreement and to render his services pursuant hereto and that neither the execution nor delivery of this Agreement, nor the performance of his duties hereunder, violates the provisions of any other agreement to which he is a party or by which he is bound. It is further provided that Employee shall indemnify Employer for any and all damages and/or expenses (including attorney's fees) that may result from a breach of such representations.

14. **Counterparts**. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

15. **Survival**. Paragraphs 3 and 4 shall survive the termination of this Agreement.

16. **Entire Agreement**. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

17. **Paragraph Headings**. Paragraph headings have been chosen and used for convenience in referring to the various actions and paragraphs of the Agreement and are not to be accorded by meaning or significance beyond such use in any interpretation of any provision of this Agreement.

18. **Governing Law**. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the state of Nevada.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 10th day of July 2017.

By:

Chi-Jui (Chris), Hong
Chief Executive Officer ("CEO") "SEGN"

SH-HAO (TONY), CHANG
Chief Operating Officer ("COO")
"EMPLOYEE"